EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus pertaining to the 1998 Incentive Compensation Plan of American Express Company (the "Company"), for the registration of 65,000,000 common shares, of our report dated January 28, 2002 with respect to the consolidated financial statements and schedules of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



/s/  Ernst & Young LLP


New York, New York
August 16, 2002